Exhibit 99.1

Howard Bank Plans New Branch for Little Patuxent Square in Downtown Columbia

Howard Bank has executed a lease that will commit it to open a branch in Little Patuxent Square in Downtown Columbia, President and CEO Mary Ann Scully has announced.  The 3,500 square foot offices will be on the premiere, ground level retail location of the 9-story building set to open in 2016.

Little Patuxent Square is one of the first new commercial projects to break ground as part of the Downtown Columbia revitalization. The bank will be located directly at the corner of Little Patuxent Parkway and Wincopin Circle. The branch remains subject to regulatory approval which is expected shortly.

Howard Bank is celebrating its 10th anniversary.  Headquartered in Ellicott City with three branches , a headquarters and operations center as well as a mortgage center in Howard County,  the growth oriented company recently increased its portfolio with the assumption of deposits and purchase of assets as well as five branches in Harford, Cecil and Lancaster Counties through the FDIC resolution of  NBRS Financial Bank.  Howard Bank now operates 13 full service branches in the Greater Baltimore area and also regional offices in Annapolis, Rising Sun, Timonium and Towson, in addition to its mortgage operations throughout the Central Maryland area.

“The success of Howard Bank still rests on its promise of a community bank with a growing  presence in more communities ready for its brand of expert advice and competitive product suites delivered in a  traditional face to face approach that acknowledges the value of local knowledge, decision making and policy setting,” said Scully.

“That promise was first made in Howard County 10 years ago, and Howard County remains our birthplace and our home as well as a very attractive market to which we remain committed in numerous ways. Our recent honor as the corporate philanthropist of the year by the Community Foundation of Howard County speaks volumes about the level of, breadth of and strength of our commitment,” Scully added.

“This lease signing will allow us to serve the community with four branches in some of the most attractive locations in the county – the Route 100 corridor at Snowden River Parkway, the innovative Maple Lawn community, the western end of Route 40 and now the much anticipated new Downtown Columbia. We are grateful to the county businesses and residents and look forward to serving them in a new setting. "

Little Patuxent Square broke ground in July of this year.  It is being developed and built by LPP Investors, a partnership of Kingdon Gould, Jr. and Costello Construction.  In addition to 125,000 square feet of Class A office space, dining, shopping and entertainment, the building will include 160 luxury apartments. It is designed to meet LEED Gold criteria.

About Howard Bank

Howard Bancorp is a bank holding company with total assets of $574 million as of September 30, 2014. Its principal operating subsidiary, Howard Bank, headquartered in Ellicott City, MD, is a growth-focused community bank serving businesses, professionals and individuals in the Greater Baltimore area through 13 full service branches and regional offices in Annapolis, Rising Sun, Timonium and Towson, MD, and mortgage operations throughout the Central Maryland area. Howard Bank is a wholly owned subsidiary of Howard Bancorp (NASDAQ: HBMD).  For information, call 410-750-0020 or visit www.howardbank.com

CONTACT: Mary Ann Scully, 410-750-0020